THE AEGIS FUNDS
SECOND AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT, dated as of the 1st day of April, 2014, to the Distribution Agreement dated as of November 10, 2011, as amended August 21, 2012 (the “Agreement”) is entered into by and between THE AEGIS FUNDS, a Delaware trust (the “Trust”), and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor.”)

RECITALS

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein; and

WHEREAS, effective April 1, 2014 the Aegis Value Fund, Inc. is entering into a plan of merger with The Aegis Funds. The Aegis Value Fund shall be a new series of The Aegis Funds; and

WHEREAS, the parties desire to amend the length of the Agreement; and

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit A shall be superseded and replaced with Amended Exhibit A attached hereto.

Section 11. Sub Section A: Term of Agreement; Amendment is hereby superseded and replaced with the following:

           11.           Term of Agreement: Amendment; Assignment

A.         This Agreement shall become effective with respect to each Fund listed on Amended Exhibit A hereof as of April 1, 2014 and, with respect to each Fund not in existence on that date, on the date an amendment to Amended Exhibit A to this Agreement relating to that Fund is executed.  Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof.  Thereafter, if not terminated, this Agreement shall continue in effect automatically as to each Fund for successive one-year periods, provided such continuance is specifically approved at least annually by: (i) the Fund’s Board, or (ii) the vote of a “majority of the outstanding voting securities” of a Fund, and provided that in either event, the continuance is also approved by a majority of the Fund’s Board who are not “interested persons” of any party to this Agreement, by a vote cast in person at a meeting called for the purpose of voting on such approval.

(signatures on the following page)

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

THE AEGIS FUNDS	QUASAR DISTRIBUTORS, LLC

By: ______________________________	By: ______________________________
Name: ____________________________	Name: James R. Schoenike
Title: _____________________________	Title: President

Amended Exhibit A
to the
Distribution Agreement

Fund Names

Separate Series of The Aegis Funds

Name of Series

Aegis High Yield Fund
Aegis Value Fund